HealthWarehouse.com Reports 129% Quarter-Over-Quarter Revenue Growth in the Third Quarter 2011

Prescriptions Filled Increase 129% Quarter-Over-Quarter

CINCINNATI, November 17, 2011 -- HealthWarehouse.com, Inc. (OTC: HEWA) a leading VIPPS accredited retail mail-order pharmacy, today announced its financial results for the third quarter ended September 30, 2011.

In the third quarter of 2011, the Company’s quarterly net sales increased $1,567,764 to $2,783,240, up 129% compared to the same period in 2010. This growth was driven by strength in its prescription business.  Prescriptions filled increased from 18,218 to 41,742, up 129% compared to the same period in 2010.

Selling, general and administrative expenses (SG&A) increased by $1,097,545 in the third quarter of 2011 compared to the same period in 2010.  Net loss in the third quarter of 2011 increased to $1,336,858, as compared with a net loss of $955,869 for the same period in 2010. The increase in SG&A expenses and net loss was due primarily to the expansion of resources to handle growth of the Company’s prescription sales.

“The pharmaceutical industry continues to evolve,” said Lalit Dhadphale, President and CEO of HealthWarehouse.com. “With hundreds of billions worth of brand name drugs becoming generics, including Zyprexa and Lipitor this year, we continue to see increased “consumerism” in the prescription drug market.  With increased insurance co-pays and lowered drug costs due to patent expirations, we believe we are well positioned to capitalize on the growing cash market for prescription drugs.”

About HealthWarehouse.com, Inc.

HealthWarehouse.com, Inc. (OTC: HEWA) is a trusted VIPPS accredited retail mail-order pharmacy based in Cincinnati.  HealthWarehouse.com offers 300 prescription drugs for $3.50 with 100% FREE shipping and is a three-time consecutive winner of the BizRate Circle of Excellence Award for outstanding customer satisfaction and service. With a mission to provide affordable healthcare to every American by eliminating inefficiencies in the drug distribution chain, HealthWarehouse.com has become one of the fastest growing online pharmacies in the United States. HealthWarehouse.com is licensed in all 50 states and only sells drugs which are FDA-approved and legal for sale in the United States.  Visit HealthWarehouse.com online at http://www.HealthWarehouse.com.

7107 Industrial Rd. • Florence, KY 40142
Tel: (866) 885-0508 • Fax: (866) 821-3784 • www.HealthWarehouse.com